Exhibit 99.1

NEWS RELEASE

Visteon Names Gary Hicok to Board of Directors
Technology leader with deep semiconductor, artificial intelligence, and automotive experience joins board

VAN BUREN TOWNSHIP, Mich., June 17, 2026 — Visteon Corporation (NASDAQ: VC), a global leader in automotive cockpit electronics, today announced the appointment of Gary Hicok to its board of directors, effective July 1. Mr. Hicok will serve on the Technology Committee of the board.

“We are delighted to welcome Gary Hicok to Visteon’s board of directors,” said Francis Scricco, chair of Visteon’s board. “Gary brings a unique combination of automotive, semiconductor and systems leadership experience gained over decades at the forefront of technology innovation. His leadership in building NVIDIA’s automotive business and advancing complex computing platforms will provide valuable perspective as Visteon continues to accelerate innovation for software-defined vehicles and next-generation cockpit solutions.”

"Visteon's leadership in digital cockpit technologies, software-defined architectures and AI-enhanced solutions provides a strong foundation for growth,” said Hicok. “Beyond automotive applications, the company's AI and software capabilities have the potential to address opportunities across a range of intelligent, connected systems markets. I am excited to join the board and contribute to Visteon's continued innovation, growth and value creation."

Hicok is a seasoned semiconductor and systems executive with nearly 25 years of leadership experience at NVIDIA, where he served as Senior Vice President across multiple business units. Most notably, he led NVIDIA’s Automotive business while helping advance technologies that power intelligent and increasingly autonomous vehicles. He also led the company’s Mobile (Tegra) and PC core logic businesses and directed Xbox chip development programs. In addition, Hicok played a key role in developing foundational infrastructure for AI-driven platforms, robotics systems and real-time computing solutions.

Prior to NVIDIA, Hicok held engineering and business leadership positions at Trident Microsystems, Cirrus Logic and VLSI Technology, where he worked on PC audio, 3D graphics and system-on-chip architectures. Earlier in his career, he developed custom processor systems for military flight simulators and led flight simulation integration programs supporting advanced helicopter platforms. He holds a Bachelor of Science degree in Electrical Engineering from Arizona State University, completed graduate coursework toward a Master of Science in Electrical Engineering and is named on 40 U.S. patents.

About Visteon

Visteon (NASDAQ: VC) is advancing mobility through innovative technology solutions that enable a software-defined future. The Company's state-of-the-art product portfolio merges digital cockpit innovations, advanced displays, AI-enhanced software solutions, and integrated EV architecture solutions. With expertise spanning passenger vehicles, commercial transportation, and two-wheelers, Visteon partners with global OEMs to create safer, cleaner, and more connected journeys. Headquartered in Van

Exhibit 99.1
Buren Township, Michigan, Visteon operates in 17 countries, employing a global network of innovation centers and manufacturing facilities. In 2025, the Company recorded annual sales of approximately $3.77 billion and secured $7.4 billion in new business. For more information, visit visteon.com.

Visteon Contacts:

Media:
Media@Visteon.com
Investors:
Investor@Visteon.com